Exhibit 3.16

LIMITED LIABILITY COMPANY AGREEMENT

OF

VERSO MAINE ENERGY LLC

A Delaware Limited Liability Company

LIMITED LIABILITY COMPANY AGREEMENT

OF

VERSO MAINE ENERGY LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of VERSO MAINE ENERGY LLC (the “Company”) is effective as of June 1, 2007.

WHEREAS, the Company has been formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”); and

WHEREAS, the Member desires to enter into this Agreement to set forth certain rights and obligations with respect to the Company, as set forth herein.

NOW, THEREFORE, the Member hereby duly adopts this Agreement pursuant to and in accordance with the Act and agrees as follows:

1. Formation. A Certificate of Formation was filed by the Member with the office of the Secretary of State of the State of Delaware on May 31, 2007. The rights and obligations of the Member and the administration of the Company shall be governed by this Agreement and the Act. This Agreement shall be considered the “Limited Liability Company Agreement” of the Company within the meaning of Section 18-101(7) of the Act. In the event of any inconsistency between any of the terms and conditions contained in this Agreement and any non-mandatory provision of the Act, the terms and conditions contained in this Agreement shall govern.

2. Member. Verso Paper LLC is the sole member of the Company (the “Member”).

3. Purpose. The Company may engage in the purchase of energy and any and all other businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Act).

4. Name. The name of the Company shall be Verso Maine Energy LLC.

5. Registered Agent and Principal Office. The registered office and registered agent of the Company in the State of Delaware shall be as the Member may designate from time to time. The Company’s initial principal office shall be located at 6775 Lenox Center Court, Memphis, Tennessee 38115. The Company may have such other offices as the Member may designate from time to time.

6. Term of Company. The Company commenced on May 31, 2007, the date on which its Certificate of Formation was filed with the office of the Secretary of State of the State of Delaware, and shall exist in perpetuity or until its business and affairs are earlier wound up following proper dissolution.

7. Board of Directors; Managers and Officers.

(a) Management of the Company. The management of the Company shall be vested exclusively in the Board of Directors (the “Board”), which may from time to time by resolution delegate authority to the Officers or to others to act on behalf of the Company. Except as otherwise expressly provided in this Agreement, the Member hereby specifically delegates to the Board its rights and powers to manage and control the business and affairs of the Company in accordance with the provisions in Section 18-407 of the Act. The Member hereby expressly retains its right to bind the Company as contemplated by the provisions of Section 18-402 of the Act.

(b) Board of Directors.

(1) The Member shall appoint individuals to serve on the Board (each a “Director”). The Board shall consist of no less than five and no more than nine Directors. As of the effective date of this Agreement, the Directors shall be Michael E. Ducey, Joshua J. Harris, Michael A. Jackson, Scott M. Kleinman, David W. Oskin, L.H. Puckett, and Jordan C. Zaken, and the Chairman of the Board shall be Scott M. Kleinman. The Member expressly retains the right, by written action filed with the minutes of proceedings of the Board, to increase or decrease the number of Directors who serve on the Board.

(2) The presence of a majority of the Directors then appointed at a meeting of the Board shall constitute a quorum. A quorum must exist at all times of a meeting, including the reconvening of any meeting that has been adjourned, for any action taken at such meeting to be valid. All decisions and actions of the Board shall be taken by a majority of the Directors present at such meeting at which a quorum exists in order for such decision or action to be valid.

(c) Frequency of Board Meetings.

(1) The Board shall hold regular meetings not less frequently than quarterly at such place and time as shall be determined by the Member. Special meetings of the Board may be held at the offices of the Company or such other place as shall be determined by the Board, and shall be called at the direction of any Director or the President of the Company upon not less than five business days’ notice given by the President or the Secretary of the Company (which Officers shall give such notice if properly directed to do so as aforesaid). Emergency meetings of the Board may be held at the offices of the Company or such other place as shall be determined by the Board, and shall be called at the direction of any Director or the President of the Company upon not less than one business day’s notice, specifying in reasonable detail the nature of such emergency, given by the President or the Secretary of the Company (which Officers shall give such notice if properly directed to do so as aforesaid).

(2) With respect to each regular meeting and special meeting of the Board, not later than five business days before such meeting, the President or the Secretary of the Company shall deliver to each Director, together with the notice of each such meeting, an agenda specifying in reasonable detail the matters to be discussed at the applicable Board meeting. Any

Director who wishes to have any additional matter discussed at any such meeting shall give notice of such matter to the Secretary of the Company and each other Director not later than two business days prior to any such meeting.

(d) Removal of Directors; Vacancies. The Member may at any time remove any Director appointed pursuant to Section 7(b)(1) with or without cause. In the event a vacancy occurs on the Board as a result of the retirement, removal, resignation or death of a Director, such vacancy shall be filled by the Member.

(e) Approval Required. The Board shall have authority with respect to all aspects of the operation of the Company. Without limiting the generality of the foregoing, the Company shall not take any of the actions specified in the Management Authorization Limits, a copy of which is attached hereto as Annex A, as the same may be amended and approved by the Board from time to time (the “Management Authorization Limits”), except pursuant to the approval of the party to whom authority is granted for such actions as set forth in the Management Authorization Limits, including the approval of the Board by formally documented authorization where so required.

(f) Action by Written Consent. Any action required or permitted to be taken by the Board, either at a meeting or otherwise, may be taken without a meeting of the Board by a written consent thereto signed by each Director and filed with the minutes of proceedings of the Board. Any action required or permitted to be taken by the Board may be taken by a written consent thereto signed by the Member and filed with the minutes of proceedings of the Board.

(g) Telephonic Meetings. Directors may participate in a meeting of the Board by means of a conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

(h) Subsidiaries. If the Company shall at any time have any subsidiaries, the composition of the board of directors, committees of the board of directors, and officers of each of the Company’s subsidiaries shall be identical to that of the Company. The Management Authorization Limits shall apply equally to the Directors and Officers in their capacity as directors and officers of the Company’s subsidiaries. Actions taken by the Directors and Officers relating to the Company’s subsidiaries shall be deemed to have been taken by the Directors and Officers in their capacity as directors and officers of such subsidiaries.

(i) Company Minutes. The decisions and resolutions of the Member, the Board and committees of the Board shall be reported in minutes, which shall state the date, time and place of the meeting (or the date of the written consent in lieu of meeting), the Directors or committee members present at the meeting, the resolutions put to a vote (or the subject of a written consent), and the results of such voting (or written consent). The minutes shall be entered in a minute book kept at the principal office of the Company, and a copy of the minutes shall be provided to each Director or committee member, as applicable.

(j) Executive Committee. The Company shall establish and maintain an Executive Committee of the Board, in accordance with applicable law, which shall consist of a more manageable number of members than the full Board and of members who are readily able to respond to requests for and attend meetings. The Executive Committee shall have the authority to exercise the powers of the Board for certain actions of the Board as set forth in the Management Authorization Limits, except in cases where action of the entire Board is required by applicable law or the Management Authorization Limits. The Executive Committee shall initially consist of three Directors. As of the effective date of this Agreement, the members of the Executive Committee shall be Michael A. Jackson, Scott M. Kleinman, and Jordan C. Zaken, and the Chairman of the Executive Committee shall be Scott M. Kleinman. The Executive Committee shall meet at such place and time as determined by the Member.

(k) Officers.

(1) The Company shall have employees or agents who are denominated as officers (including, but not limited to, a Chief Executive Officer (the “CEO”), a President, one or more Vice Presidents, a Chief Financial Officer and a Secretary) as the Board may designate from time to time (the “Officers”). As of the effective date of this Agreement, the Officers shall be as follows:

Name	Office
Michael A. Jackson	President and Chief Executive Officer
Lyle J. Fellows	Senior Vice President – Manufacturing
Robert P. Mundy	Senior Vice President, Chief Financial Officer and Assistant Secretary
Michael A. Weinhold	Senior Vice President – Sales and Marketing
Benjamin Hinchman, IV	Vice President and Chief Information Officer
Peter H. Kesser	Vice President, General Counsel and Secretary
Craig J. Liska	Vice President – Sustainability
Ricardo Moncada	Vice President – Human Resources
Bob M. Wilhelm	Treasurer and Assistant Secretary

(2) The Officers shall be subject to the authority of the CEO and shall be responsible for implementing the decisions of the Board and conducting the ordinary and usual business and affairs of the Company, including, subject to the policies and limitations established by, and the supervision of, the Board, and subject to the terms of this Agreement, including, without limitation, Section 7(e). Without limiting the generality of the foregoing, the Officers shall not take any of the actions specified in the Management Authorization Limits except pursuant to the approval of the party to whom authority is granted for such actions as set forth therein, including the approval of the Board by formally documented authorization where so required.

(3) The Officers shall at all times be subject to the supervision and control of the Board and shall conform to policies and procedures established by the Board, and the scope of the Officers’ authority shall be limited to such policies and procedures. The acts of the Officers shall bind the Company when they are within the scope of the authority of such Officers. Except as otherwise authorized by the Board or the CEO, and except as set forth in the Management Authorization Limits, no other Person shall have authority to bind or act for, or assume any obligations or responsibilities on behalf of, the Company. The Officers shall keep the Board informed as to all matters of concern to the Company.

(4) Nothing in this Section 7(k) shall be construed so as to limit the authority of the Member to act for and bind the Company.

8. Other Activities. The Member may engage or invest in, and devote its time to, any other business venture or activity of any nature and description (independently or with others), whether or not such other activity may be deemed or construed to be in competition with the Company. The Company shall not have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of the Member (or to the income or proceeds derived therefrom), and the pursuit thereof, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

9. Standards of Conduct. Whenever the Member or any person to whom the Member delegates authority or responsibility pursuant to Section 7, including, without limitation, the Board (each, an “Authorized Delegate”), is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing, the Member or such Authorized Delegate shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to consider any other interests or factors whatsoever. To the extent that the Member or an Authorized Delegate has, at law or in equity, duties (including, without limitation, fiduciary duties) to the Company or any other person, the Member or such Authorized Delegate acting in accordance with this Agreement shall not be liable to the Company or such other person for its good faith reliance on the provisions of this Agreement. The Member or an Authorized Delegate shall, in the performance of the Member’s or such Authorized Delegate’s duties, be fully protected (including, without limitation, to the full extent provided under Section 18-407 of the Act) in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Officers, employees of the Company, or Authorized Delegates, or by any other person as to matters the Member or such Authorized Delegate reasonably believes are within such other person’s professional or expert competence. The provisions of this Agreement, to the extent that they restrict the duties of the Member or an Authorized Delegate otherwise existing at law or in equity, replace such other duties to the greatest extent permitted under applicable law.

10. Limited Liability. Except as otherwise required by any non-waivable provision of the Act or other applicable law, the Member and any Authorized Delegate shall not be personally liable in any manner whatsoever for any debt, liability or other obligation of the Company, whether such debt, liability or other obligation arises in contract, tort or otherwise.

11. Capital Contributions. The Member has contributed capital to the Company in the amount reflected on the books and records of the Company. Subsequently, the Member may make capital contributions to the Company from time to time, but shall not be required to make any capital contributions.

12. Allocations; Distributions. Each item of income, gain, loss, deduction, credit and other tax items of the Company shall be allocated 100% to the Member. Each distribution of cash or other property by the Company shall be made 100% to the Member.

13. Indemnification.

(a) The Company shall indemnify and hold harmless the Member and each Authorized Delegate (including, without limitation, each Director and Officer) to the full extent permitted by law from and against any and all damages, liabilities, losses, costs and expenses (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts (collectively, “Costs”) arising from any and all claims, demands, actions, suits, or proceedings (civil, criminal, administrative, or investigative) (collectively, “Actions”) in which the Member or an Authorized Delegate may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act concerning the activities of the Company; provided, however, that such indemnification (i) shall be for alleged acts or omissions made by the Member in its capacity as manager or an Authorized Delegate in its official capacity and (ii) shall include indemnification for negligence, but exclude indemnification (A) for acts or omissions involving gross negligence, actual fraud or willful misconduct or (B) with respect to any transaction from which the indemnitee derived an improper personal benefit. The right to indemnification conferred in this Section 13(a) shall include the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any action in advance of its final disposition (an “advancement of expenses”) and shall not be exclusive of any other right that the Member or an Authorized Delegate may have or hereafter acquire under any statute, agreement, action of the Member, vote of the Board of Directors, or otherwise. The right to indemnification and to the advancement of expenses conferred in this Section 13(a) shall be a contract right, and such right shall continue as to an indemnitee who has ceased to be an Authorized Delegate and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

(b) The Company, upon authorization by the Member or the Board of Directors, may grant rights to indemnification and advancement of expenses to any manager, Officer, employee or other agent of the Company to the full extent permitted by law.

(c) The Company, at its expense, may maintain insurance to protect itself and any director, manager, Officer, employee or other agent of the Company or any other limited liability company, corporation, partnership, joint venture, trust or other enterprise against any liability, loss or expense. The Company may maintain such insurance regardless of whether it would have the power to indemnify such person against such expense, liability or loss under the Act.

(d) Notwithstanding the foregoing, any and all indemnification and advancement of expenses obligations of the Company shall be satisfied only from the assets of the Company, and the Member shall have no liability or responsibility therefor.

14. Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member. In such event, after satisfying creditors, all remaining assets shall be distributed to the Member.

15. Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

16. Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to other principles of conflicts of law.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

VERSO PAPER LLC

By:	/s/ Michael A. Jackson
Michael A. Jackson
President

Verso Maine Energy LLC Limited Liablity Company Agreement

ANNEX A

MANAGEMENT AUTHORIZATION LIMITS

[Intentionally omitted]